Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further media information:	For investor information:

John Hourigan	Gregg Swearingen
937-445-2078	937-445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on July 28, 2005

James Ringler Named NCR Chairman

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that James (Jim) M. Ringler has been named chairman of the NCR board of directors effective immediately. He replaces Lars Nyberg who has decided to retire from the company after repatriating to Sweden last year. Ringler, retired vice chairman of Illinois Tool Works, Inc., joined the NCR board in 2003 and is currently serving as interim chief executive officer (CEO) as the company completes its search for a new CEO.

At the request of the board, Nyberg will remain a director of the company through the conclusion of the Oct. 26, 2005, board meeting.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,300 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.